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                     December 23, 2022

       Ilan Levin
       Chief Executive Officer
       Moringa Acquisition Corp
       250 Park Avenue, 7th Floor
       New York, NY 10177

                                                        Re: Moringa Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 15,
2022
                                                            File No. 001-40073

       Dear Ilan Levin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gary Emmanuel, Esq.